From:         Gio
To:             All Employees
Date:         May 10, 2016 1 PM
Subject:     Important update

Team,

As many of you know, Castlight began as a deeply personal journey, as I experienced first-hand the challenges of our healthcare system during my mother’s long illness. Castlight and all of its people are like family to me, which makes today’s news especially difficult.

We have chosen to take on big challenges together. Our mission is to empower people to make the best decisions for their health and to help companies optimize their healthcare benefits. I believe we have made tremendous progress since we began this journey. Most recently, it has been invigorating to see the exciting results customers are achieving with our newest products, Action and Elevate, and to see new relationships with strong partners like Anthem beginning to take root. I feel that the long-term opportunity for Castlight is strong. However, especially in healthcare, tough problems take time to solve and growth has not come as quickly as we planned.

For this reason we have decided to reduce expenses. Our goals in doing this are to ensure that we focus our resources on activities that drive innovation and growth while we position the business to become self-sustaining in 2017. In doing so we examined all areas of spend and aimed to find savings first in non-personnel related areas. However, because a large majority of our expenses are associated with personnel, this program will nevertheless result in a 14% reduction in our headcount.

We have begun to notify employees who are impacted and all notices will be completed by the end of the day tomorrow. We are also providing transition benefits to help those who are leaving us while they seek new opportunities. Managers and senior business leaders will be meeting with all of you in coming days to share more information about plans and address your questions.

The decision to part ways with colleagues was extremely difficult but I believe it is a necessary step to ensure that our company is strongly aligned to grow and achieve our mission. I deeply value every Castlighter and I thank each of you personally for your contributions. As always, please do not hesitate to reach out to me directly with feedback or questions.

Ciao,
Gio